Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

DRE - Q2 2005 Duke Realty Corporation Earnings Conference Call

Event Date/Time: Jul. 28. 2005 / 2:30PM ET

Event Duration: 1 hr

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CORPORATE PARTICIPANTS

 Tom Peck

 Duke Realty Corporation - SVP of IR

 Dennis Oklak

 Duke Realty Corporation - Chairman and CEO

 Robert Chapman

 Duke Realty Corporation - SEVP Head of RE Ops

 Matthew Cohoat

 Duke Realty Corporation - EVP and CFO

CONFERENCE CALL PARTICIPANTS

 Jon Litt & John Stewart

 Citigroup Smith Barney - Analysts

 Ross Nussbaum & John Kim

 Banc of America Securities - Analysts

 Greg Whyte

 Morgan Stanley - Analyst

 Louis Taylor

 Deutsche Bank - Analyst

 David Fick

 Legg Mason - Analyst

 Scott Sedlack

 A.G. Edwards & Sons - Analyst

 Chris Haley

 Wachovia Securities - Analyst

 Michael Knight (ph)

 Green Street Investors - Analyst

 Carey Callaghan

 Goldman Sachs - Analyst

 Alan Calderon (ph)

 European Investment Incorporated - Analyst

 PRESENTATION

Operator

 Ladies and gentlemen, thank you very much for standing by and good afternoon. Welcome to Duke Realty’s second quarter 2005 earnings conference call. At this point we do have all of your phone lines muted or in a listen-only mode. However, after the executive team’s presentation there will be opportunities for your questions and those instructions will be given at that time. Should you require assistance during today’s earnings conference you may reach an AT&T operator by pressing star and then zero on your telephone key pad.

Today’s call is being recorded and the replay will be announced at the conclusion of the call. So with that being said, let’s get right to the second quarter agenda. Here with the our opening remarks is Duke Realty’s, Senior Vice President of Investor Relations, Mr. Tom Peck. Please go ahead, sir.

 Tom Peck  - Duke Realty Corporation - SVP of IR

 Thank you, Brent. Good afternoon, everyone. Welcome to our second quarter conference call. I’m joined today by our Chairman and Chief Executive Officer, Denny Oklak; Chief Financial Officer, Matt Cohoat; Senior Executive Vice President of Real Estate Operations, Bob Chapman; and also Shona Bedwell, Senior Manager of Investor Relations.

In just a moment as normal, Denny Oklak will deliver the prepared statement, but first, I will tell you that as we make forward-looking statements today, you should keep in mind those statements are subject to certain risks and uncertainties that could cause results to differ materially from expectations.

Some of those risk factors include our continued qualification as a REIT, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of the debt and equity capital markets, and various other risks inherent in the real estate business. If you need more information about those risk factors, refer to our 8-K filing with the SEC dated July 24th, 2003. And with that I’ll turn it over to Denny.

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Thanks, Tom. Good afternoon, everyone. From a high level of perspective we were very pleased with the activity in the second quarter and are optimistic about our opportunities for the remainder of the year. As I’ll discuss in more detail we had a excellent quarter on the value creation side and a very solid quarter on the leasing side.

In general, the bulk industrial activity remains strong and office activity is improving in most of our markets. FFO per share for the second quarter was $0.61. This equals a low end of the range we provided last quarter. Two things affected this result. First, one held for sale closing we anticipated for the second quarter will not close until the third quarter. Second, we incurred a $700,000 impairment charge on one asset sale that was not factored into our guidance. The total effect of these items was approximately $0.02.

From an occupancy standpoint we had a very good quarter. In service occupancy increased 29 basis points from 90.42% to 90.71% which is significant in light of our activity for the quarter. Two items to note here, when considering this occupancy are the sale of 2.7 million square feet of properties from our held for rental portfolio that were 96% leased. And the acquisition of the 1.4 million square foot River Way O’Hare office portfolio in Chicago that was 79% leased.

Office showed particular improvement considering this acquisition increasing by 72 basis points to 88.20%. In looking across our markets on the bulk industrial side, all but two of the markets are over 90% occupied - Atlanta and Chicago. Both of these markets are below 90% because of recent development or redevelopment opportunities they’re in the process of being leased.

Activity is good in both markets, particularly in Atlanta in our Camp Creek Development in the airport submarket. Our strongest market is on the bulk side continue to be Indianapolis at 97% leased, and Dallas at 96.5% leased. Cincinnati, Columbus, Minneapolis, Raleigh and central Florida are also doing quite well at between 94 and 98% leased. Overall bulk industrial is solid throughout the system.

On the office side 6 of the 13 markets are now over 90% with most others showing good improvement. Raleigh has shown particularly strong activity recently. Our office product is 94% leased in Raleigh and we’re seeing new development opportunities. Our Perimeter Park development adjacent to the airport in Research Triangle Park is performing very well. Cleveland continues to struggle on the office side and the other markets are showing slow but steady improvement.

The interesting thing on the office — on office occupancy is that buy-outs and bankruptcies are now down to almost nothing. This is an indicator to us that the office occupancy will continue to rise. One other comment on occupancy. Our new held for rental developments are performing extremely well. The 3.8 million square feet we placed in service in 2004 are now 97% leased, and the 2.7 million square feet we’ve placed in service so far this year are already 73% leased.

From a value creation standpoint the second quarter was an all-time record. During the quarter we started $196 million of new development. This includes 57 million of held for rental properties with an anticipated stabilized yield of 10% and 139 million of held for sale properties with an anticipated stabilized yield of 8.5%.

Our 265 million of starts through June 30th exceeds our annual total for each of the last three years. We continue to see significant activity in the development area and anticipate a strong second half of the year. Our value creation pipeline at 571 million is the highest since December of

2000 and has increased over 40% since the beginning of the year. The anticipated stabilized yield on our held for rental pipeline is a strong 10.2% and the fee percentage on our third party pipeline is a solid 10.8%.

We also completed 289 million of acquisitions during the quarter. These consisted of our previously announced acquisition of the River Way O’Hare properties in Chicago as well as another office redevelopment project in Chicago. Our anticipated stabilized yield on these projects is 8.3%.

We closed on 46.1 million of disposition from our held for sale portfolio during the second quarter at a 34.7% pretax margin. Opportunities in margins in this area continue to exceed our expectations. We also sold 75 million of held for rental properties during the quarter at a 9.0% cap rate including two properties sold under options granted in prior years.

We’d also like to bring you up to date on our previously announced sale of the flex portfolio. As you know this portfolio consist of 14.4 million square feet in eight of our markets. We have received offers and have selected a perspective purchaser for portfolio however we’re not yet under contract. We anticipate to having an executed contract within the next two weeks. The perspective purchaser will begin their final due diligence in the next few days. We believe we’re still on track to close this transaction near the end of the third quarter as anticipated at the gross sales price we previously disclosed of around $1 billion.

To summarize our use of proceeds, approximately 775 million will be use to do repay debt, $400 million bridge loan and an anticipated 375 million outstanding on line of credit at closing. In addition, we still anticipate a special dividend of between $0.50 and $1 to meet the minimum redistribution requirements for this year which equates to approximately 75 to 150 million. The remaining amount of 75 to 150 million will be used to fund ongoing development projects in our pipeline as well as possible stock repurchases.

As we noted last quarter, the sale will have an initial dilutive effect of $0.07 to $0.08 for the fourth quarter which is factored into the guidance that we provided and I’ll provide here in just a minute. Upon closing of this transaction a dispositions from our held for rental portfolio will decrease significantly going for quarter. Over the preceding five years these dispositions averaged 200 million per year. We’re pleased with the composition of our portfolio after the sale and anticipate future held for rental sales will be left at 100 million per year for the next several years.

We have also increased our common dividend by $0.005 per share, per quarter, or $0.02 on annual basis. We have increased our annual dividend every year since we went public in 1993 which means this is our 12th consecutive annual increase. We noted last quarter that we would not decrease our quarterly dividend as a result of the flex portfolio sale. This increase in our dividend will not have a significant negative impact on our payout ratio in 2006 and beyond because the properties we’re selling are properties with higher payout ratios in comparison to our other properties.

We also remain confident in our ability to begin growing our earnings again in 2006 as new development opportunities increase and as we slow down our capital recycling. In looking ahead to the third quarter, we anticipate FFO per share in the range of $0.60 to $0.62. For the full year of 2005 we’re now providing revised guidance which assumes we complete the sale of the flex portfolio near the end of the third quarter.

That guidance is $2.36 to $2.43 of FFO per share. This range is net of impairment charges of approximately $0.02.5 that have already been recorded through the second quarter. We will not have an impairment charge in the sale of flex port knoll quo as it will exceed net book value of the properties. We will provide 2006 FFO per share guidance in next quarter’s conference call. However, with the initial dilutive effect of the flex sale discussed earlier, we currently believe that the midpoint of the guidance we provide will be less than the current consensus estimates.

 QUESTION AND ANSWER

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Thank you all for joining our quarterly conference call and now I’ll turn it back over to Tom Peck to begin the question-and-answer session.

 Tom Peck  - Duke Realty Corporation - SVP of IR

 Okay. Brent, please explain the Q & A procedure.

Operator

 Indeed I’d be happy to. And thank you, Mr. Peck and Mr. Oklak. If you have any questions or comments please feel free to queue up at this point by pressing star and then 1 on your phone key pad. You do hear a tone indicating you’ve been placed in queue and if you would like to remove your self from the queue simply press the pound key. Once again, to ask a question, press star-1 on your touch-tone phone.

And representing Smith Barney our first question we go to the line of Jon Litt. Please go ahead.

 Jon Litt & John Stewart  - Citigroup Smith Barney - Analysts

 Hi, it’s John Stewart here with Jon Litt. Denny, you said that the sale of the flex portfolio would come in around $1billion which is what you have communicated, but where exactly do you expect it will come in relative to your expectations?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, when we gave our initial guidance on this at last quarter’s call, we anticipated that it would be around $1 billion, and it’s come in around that number. Just for a little color on that, you know, we’ve been doing a lot of property dispositions over the last couple of years, so we’re pretty familiar with the market. We had a pretty good idea that — about where the pricing would come in on this portfolio, and that’s really why we made the decision to sell it, because we believe that from our standpoint that was a good price point of about a billion dollars. So we’re pleased with the pricing that we’ve received and it’s very close to what we anticipated.

 Jon Litt & John Stewart  - Citigroup Smith Barney - Analysts

 Right. I just meant $1 billion is a big number. I was trying to get a sense of whether it was actual pricing is going to come in better or worse than you expected.

 Dennis Oklak  -Duke Realty Corporation - Chairman and CEO

 I think it is slightly better than we expected.

 Jon Litt & John Stewart  - Citigroup Smith Barney - Analysts

 And what would the timing of the special dividend be?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, again, we think we’ll close this towards the end of the third quarter either late third quarter early fourth quarter so that the special dividend will be sometime during the fourth quarter. If I would — we have not made a final decision on that but I would anticipate it would be in November or December.

 Jon Litt & John Stewart  - Citigroup Smith Barney - Analysts

 Okay. You gave the stabilized cap rate for the total acquisitions during the quarter. What was the going-in yield on the Chicago — the O’Hare portfolio?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 The going-in yield on the O’Hare portfolio is right around 7%.

 Jon Litt & John Stewart  - Citigroup Smith Barney - Analysts

 Okay. And while you’re in Chicago, can you comment on your level of interest for the Prentice portfolio?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, we’ve — we’re familiar with that portfolio, we’re not particularly interested in that. If you go back to our discussion that we’ve had in the last couple calls and our reasoning on this, the River Way O’Hare portfolio, we really think that is some of the best property in the best submarket. It’s higher it’s quality property in our opinion than some of the Prentice properties. We wanted to be in the O’Hare submarket. We have a significant presence there. We don’t see other development opportunities or very limited development opportunities there, and we’re not looking to acquire other assets in that submarket. We’re very comfortable now with the position that we have.

 Jon Litt & John Stewart  - Citigroup Smith Barney - Analysts

 Thank you, sir.

Operator

 Next we go to the line of Ross Nussbaum with Banc of America Securities. Please go ahead.

 Ross Nussbaum & John Kim  - Banc of America Securities - Analysts

 Thank you. It’s John Kim with Ross. Regarding the flex portfolio sale, is there potential for you to property manage this portfolio?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Based on the prospective buyer that we have selected, the answer to that is no.

 Ross Nussbaum & John Kim  - Banc of America Securities - Analysts

 Okay. Den any, you mentioned repurchasing shares. Does this exceed the amount of the special dividend?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, we haven’t finalized exactly what we would do, but, again, as we said with the special dividend between $0.50 and $1 per share, that equates to 75 to 150 million. As you know, we currently have 250 million authorized on our share repurchase. I would think that the, depending on some of the development opportunities that we see, that, yes, it could exceed the amount of our special dividend.

 Jon Litt & John Stewart  - Citigroup Smith Barney - Analysts

 You also discussed increasing yields on owned and third-party developments. How much of this is due to improving demand versus moderating construction costs?

 Dennis Oklak  -Duke Realty Corporation - Chairman and CEO

 In our opinion it’s all due to improving demand. The — while the construction costs have been up and down a little bit over the last 18 to 24 months, the — in our opinion the yields have not been affected particularly negatively by the increasing construction costs because our yield parameters have stayed pretty much the same.

So as costs have gone up on both build-to-suit projects, we priced accordingly to maintain the yields we’ve gotten, and on spec projects we’re not starting those unless we believe the market ramps will support the yields even with the increased cost. So in our opinion the construction costs have not significantly affected the yields, but definitely demand is improving and we’re doing, again, very well with when you look at a 10% anticipated stabilized yield on the held for rental development we have in the pipeline right now.

 Jon Litt & John Stewart  - Citigroup Smith Barney - Analysts

 Okay, and final question, looking at your tenant roster this quarter, Central States became one of your top five tenants but its lease runs out in ‘07. Can you discuss this transaction?

 Dennis Oklak  -Duke Realty Corporation - Chairman and CEO

 Central States occupies a significant portion of the River Way project, most of one building. And so that’s where that tenant came from. We, today, I think I would say that I think we feel reasonably good about our ability to redo that tenant or backfill it with some other tenants that are already in place there, so that’s the situation, and we underwrote that accordingly when we did the acquisition analysis for the River Way project.

 Robert Chapman  -Duke Realty Corporation - SEVP Head of RE Ops

 John, let me just add — this is Bob Chapman — they subleased two of the floors to a named accounting firm in the last 60 days.

 Ross Nussbaum & John Kim  - Banc of America Securities - Analysts

 Okay. Thank you.

Operator

 Next representing Morgan Stanley, a question from the line of Greg Whyte. Please go ahead.

 Greg Whyte  - Morgan Stanley - Analyst

 Just a couple of questions. Denny could you give more color, lower guidance midpoint to midpoint exceeded by two or three pennies the $0.07 or $0.08 on the dilution side. Was that entirely because you came in at the low end of your range for second quarter, or is there something else there?

 Matthew Cohoat  - Duke Realty Corporation - EVP and CFO

 Greg, this is Matt.

 Greg Whyte  - Morgan Stanley - Analyst

 Hi, Matt.

 Matthew Cohoat  - Duke Realty Corporation - EVP and CFO

 There is always going to be a transaction or two that the timing could move items a penny or so. But when you look at the midpoint of the previous guidance that we had of 243 to 255 and you take midpoint of current guidance and add back the effects of the flex portfolio and impairment, you’re really in the same place and that’s how we’re looking at it.

 Greg Whyte  - Morgan Stanley - Analyst

 On the special dividend can you help me understand of why there is such a wide range of what the potential will be. Do you want to restrict payouts entirely to return of capital or what is the issue there?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Some of it, Greg, is the amount of net proceeds that we actually end up with. The range that we have right now is 75 million, if you will, and obviously on a billion, give or take, transaction, there could be some adjustments as we finalize this transaction, and even a relatively small adjustment on a $1 billion transaction could have a fairly significant impact on that dividend when you look at that.

So and then plus, just going through and finalizing exactly where the tax basis of those properties will be on the date of closing, and obviously some of those properties are properties that were contributed and they’re special allocations of the gains to all the partners, we just wanted to make sure we leave a wide range pending finalizing all those numbers.

 Greg Whyte  - Morgan Stanley - Analyst

 Okay. On the property operating expenses it did come down a little bit versus your first-quarter levels. But what I’m curious to understand, when things slowed down in your development pipeline shrank, we saw those operating expenses rise because you weren’t capitalizing as much into the development. How much room is there for expenses to come down as the pipeline continues to grow?

 Matthew Cohoat  - Duke Realty Corporation - EVP and CFO

 Greg, this is Matt. The — we will continue to become more efficient overall on our operations and whether there is a 5% give or take possibility of those expenses to become more efficient I would say is possible. And also just impacted on the first half of the year by the timing of expenses that we have in the second quarter and they’ll level out more over the course of the year as a percentage of our revenue.

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Greg, the development pipeline has more of an impact on our G & A expenses than it does on the rental operating expenses. Those are less, pretty much not affected by the level of development.

But what is — begins to help our expense level there is obviously the increase in occupancy as we do that, because then we’re not eating the expenses on as much vacant space.

 Greg Whyte  - Morgan Stanley - Analyst

 Okay. Two last quick questions. I didn’t hear you mention the Anson project on the call. Can you maybe give us a quick update on that?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Sure, we’re everything is pretty much according to schedule. We’re a little bit behind, probably 30 days behind where we thought we would be, mainly because just it took us a little longer through the design phase of the infrastructure than we anticipated, but the dirt is now being moved out there. We’re beginning work on the infrastructure.

We’re still on pace to begin closing on land sales for the town homes and apartment ground late this year. Probably the single-family homes, looks like going to slip till first quarter of next year. We may have a couple closings late this year. Activity is still very high, interest up there is high on the residential side. We’re moving forward again on preparing the land for the industrial development that will occur on the north side.

So things are moving along and as we’ve said when we first announced this project and discussed it last year at our analysts’ call, it won’t affect our bottom line until late this year and early into ‘06. As we provide ‘06 guidance to you in 90 days or so, we’ll give you some more guidance on how we think Anson impacts our 2006 results.

 Greg Whyte  - Morgan Stanley - Analyst

 And just lastly, Denny, you mentioned going into some new markets. Is there any update in your thinking there?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 We’ve really spent a lot of time on that over the last 90 days. We’ve — we’ve isolated a few markets that we think will fit nicely within our business model and now in the next 90 to 120 days we’re going to be looking at how we specifically enter those markets.

So I would say between now and year-end we will announce, we will have some announcements that we are going to be entering some new markets and be able to provide you some more details on how we’re going to do that.

But, again, with our business model, we will focus on the highly profitable development opportunities that we can generate, so I wouldn’t anticipate the new markets contributing anything to the bottom line here in 2005, but we’ll start setting the stage for 2006 and beyond.

 Greg Whyte  - Morgan Stanley - Analyst

 Thanks a lot, guys.

Operator

 And thank you, Mr. Whyte. Next we go to the line of Lou Taylor with Deutsche Bank.

 Louis Taylor  - Deutsche Bank - Analyst

 Thanks, good afternoon, guys. Denny, can you talk about the buyer a little bit of the portfolio in terms of just, you know, profile in terms of why you selected this buyer, vis-a-vis some others and what contingencies might be in the transaction.

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 I can talk a little bit, Lou, the buyer has asked because of his situation, we still don’t have a contract signed, we have a lot of due diligence, the buyer is not going to be talking about this right now until we get a little further on down the road. They asked we not disclose who it is. I can’t say that.

But I can say if you look at why we selected this purchaser, there was competitive bidding here. We obviously went with what we felt was the highest price offered, plus the highest ability to close this transaction and the highest probability to close it. So those were the factors that we considered and we believe we have a solid purchaser here that we today have a very high confidence level that we will get this transaction closed with the group that we selected.

 Louis Taylor  - Deutsche Bank - Analyst

 Okay. Is there likely any financing contingency?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 No.

 Louis Taylor  - Deutsche Bank - Analyst

 Okay. Now, in terms of redeployment opportunities, just what does that pipeline look like over the balance of the year?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, again, you can see I mentioned, Lou, that the 196 million of new development starts that we had during the first six months of this year — or during the second quarter, excuse me, is an all-time record in the 264 million for the first six months is greater than each of the last three years. So we feel very good about the development opportunities coming up,

And there is — as we look at the second half of the year, I would say that we, today, are very, very pretty significantly confident that we in the second half of the year will exceed the first half of the opportunities that we had. So we think that we’re going to have a great year on the development side in 2005. It is not only coming from — it’s coming from both our existing markets as well as a lot of opportunities in our new national development program, particularly on the medical office side, and in our joint venture with the Bremner Healthcare Group.

 Louis Taylor  - Deutsche Bank - Analyst

 And just one more question on in terms of office, TI costs, you know, based on the deals you’ve got in process, any potential relief in that area in the second half?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, I’m going to let Matt answer just sort of the results for the second quarter that were somewhat higher than we’ve seen.

 Matthew Cohoat  - Duke Realty Corporation - EVP and CFO

 Lou, there was — in the second quarter there was two or three suburban office transactions that we had that were large transactions, and we spent a higher than normal level of CapEx on those three transactions. But those were also deals where we got additional term 10 years-plus so those brought the numbers up a little bit. Otherwise, they’re pretty well in line and we’re still comfortable with our original guidance of 110 to 120% payout ratio and we’ll still be within that range for the year.

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 And, Lou, just to look at that, I would say that we’re still not seeing a lot of relief on the tenant improvement side, there is still significant tenant improvements are being required for the deals that are getting done on the office side. I don’t anticipate that changing much in the second half of this year. I would hope that we start to see some change on that as we move into 2006.

 Louis Taylor  - Deutsche Bank - Analyst

 Great. Thank you.

Operator

 Next we’ll go to the line of David Fick representing Legg Mason. Please go ahead.

 David Fick  - Legg Mason - Analyst

 Just a couple of questions, following back on the flex assets sale. You got about 1100 employees right now and I am just sort of wondering what you think will happen to the head count given that one would presume that this is a fairly labor-intensive portfolio, I mean, 12 to 14% of your total assets, what do you see happening, I guess the real question is where is G & A going to go and what is your operating head count going to look like after the deal?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Yes, David, there is a couple things I would say. Since we started thinking about this sale we’ve been focussed on that, obviously. And a couple of things. In these cities that the sale is taking place in, we have been very careful to monitor new hirings that have been going on in those, and when people have, say, voluntarily terminated, we haven’t replaced certain people.

When you look at the areas that will — they’re the highest on the list, obviously there is two groups, certain property management folks would have a potential there and then our interior maintenance group that works specifically on these buildings.

I will say that — but also as we work through this process we weren’t sure whether we might end up doing a venture on these and continue to manage the portfolios. We had to walk a fine line there. But having said that, we’ve already pulled in the reins if you will on the people side in those cities and we also, I would say, the perspective buyer has expressed some — some interest in talking to some of our associates that might go as part of the package, if you will.

So we still have quite a ways to work through there. David, I don’t have an exact head count as to how much that head count will change. Obviously it will go — it may go down temporarily but we’ve got good growth opportunities on the new development side in those cities and in other cities.

So it’s going to go back up. But we would — I would also say we do not anticipate a real change in our G & A expense in our — in any additional costs really fall into the bottom line as a result of this sale.

 David Fick  - Legg Mason - Analyst

 Okay. And then one other question circling back on the dividend increase. I under the 12-year legacy, but the vast majority of your peer group are not in a dividend increasing situation, and I understand it’s almost a token. But with your payout ratio well above 100% and couple more years at least of digging out there, what is the thought process? Can you share why the Board would continue to pay out more than you’re currently producing?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, again, as Matt said, we looked at FFO or the payout ratio and said it would be 110 to 120%. We do see that starting to come down before too long because a lot of the portfolio that we are selling is the higher fad-type product that we own. Our office space is beginning to get leased up and absorbed more. So we’re very comfortable with our ability to continue to make good progress on that — on the fad payout ratio.

And so we’re very comfortable. We don’t know — you call it a token but I don’t think a 1.1% is too bad for a lot of our individual shareholders appreciate that, and if you look at our ownership base, as you’re probably familiar, we’re typically significantly higher, fair amount higher individual ownership versus institutional ownership than a number of our peer groups and we think our individual investors appreciate that dividend increase.

 David Fick  - Legg Mason - Analyst

 Very good. Thank you.

Operator

 Next we go to the line of Scott Sedlack with A.G. Edwards. Please go ahead.

 Scott Sedlack  - A.G. Edwards & Sons - Analyst

 Hi, Denny. I just wanted to circle back to Anson. Can you provide an update in terms of amount of land sales both in terms of the fourth quarter and maybe like early 2006?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, I would say that the — if you look at our land sale guidance that we gave, the gain on land sale guidance that we provided for the year, we said between 5 million and 10 million and that’s not just Anson, that is everything. And so we — we still feel very comfortable. We think we’ll be at the high end of that range and we — again, there is just a relatively small amount of that, that is coming from Anson this year, and we have not provided our guidance of for 2006 yet, but we will — will provide that as we move forward later this year.

 Scott Sedlack  - A.G. Edwards & Sons - Analyst

 Okay. Can you guys maybe comment on your interest level intermodal facilities?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Sure, and I guess there is a couple things that I would say we’ve had a lot of discussion on intermodal facilities. We looked at different opportunities. There is an intermodal facility now that is just been announced over in Columbus by NS over in the Rickenbacker area. I think they broke ground this week on that. We have ground in that area. We are looking at finalizing some agreements over there to acquire some more ground adjacent to the intermodal, so we looked at it very closely, in that market.

We actually have employed with us for about the last nine months the former Director of the Indiana Port Authority which, you know, you don’t necessarily think of Indiana and ports together but you’d be surprised how much traffic comes through the Great Lakes and other places.

This gentleman was also the number two person at the Seattle Port for 10 years before he came back to Indiana. And he has been working — he’s got great contacts in the distribution and logistics industry and with the railroads, and he is been looking at some things for us, but we don’t have anything concrete that we would announce today but we’ve been spending a fair amount of time looking at that.

 Scott Sedlack  - A.G. Edwards & Sons - Analyst

 Did you bid on the Rickenbacker?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Yes, yes, we did.

 Scott Sedlack  - A.G. Edwards & Sons - Analyst

 Okay. In terms of the equity —

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Excuse me, I’m sorry. NS is doing that themselves.

 Scott Sedlack  - A.G. Edwards & Sons - Analyst

 Oh, they are.

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Intermodal. But we have bid on other — as you know, as you may know, the airport authority over there went out earlier this year with a request for proposal to team up with them to develop about 1,000 acres of ground which is around the Rickenbacker Airport and adjacent to this intermodal facility that NS is building themselves. And we did bid on that project and we’re actually in final negotiations trying to finalize that agreement with the Columbus Airport Authority.

 Scott Sedlack  - A.G. Edwards & Sons - Analyst

 I know you guys had commented before on the third-party construction. Can you maybe just provide some comments on why the yield was so low on the starts in the second quarter?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 There was one big project that we started during the second quarter that had a little bit lower yield, but it also has a little bit lower risk profile for us, and it was — we did it on some land that we were just immediately able to buy and flip. So it didn’t have any — have a real significant amount of land profit in it. It gets a little bit of aberration.

As you look at our pipeline, you can see since the first quarter of last year, we really had a good significant increase in the fee percentage, and we remained focussed on generating the higher fee percentages on that business.

 Scott Sedlack  - A.G. Edwards & Sons - Analyst

 Okay. Matt, can you just provide maybe what a decent run rate would be on the equity for unconsolidated earnings?

 Matthew Cohoat  - Duke Realty Corporation - EVP and CFO

 Yes, in that — this quarter there was property sold within that portfolio that added about an additional $11 million of property gain. Without that, that 5 to $6 million range is fairly typical.

 Scott Sedlack  - A.G. Edwards & Sons - Analyst

 Okay. And then I’m assuming the debt maturities are the debt you referenced in terms of repavement would be the bridge loan. Is that ‘05 or ‘06.

 Matthew Cohoat  - Duke Realty Corporation - EVP and CFO

 ‘05 maturity.

 Scott Sedlack  - A.G. Edwards & Sons - Analyst

 Thank you very much.

Operator

 Thank you, Mr. Sedlack. Go to the line of Chris Haley representing Wachovia Securities.

 Chris Haley  - Wachovia Securities - Analyst

 Good afternoon. Congratulations on getting further along on the sale.

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Thank you.

 Chris Haley  - Wachovia Securities - Analyst

 To go into the sale, the bridge loan and line of credits, weighted average cost of this debt is what?

 Matthew Cohoat  - Duke Realty Corporation - EVP and CFO

 It’s about 3.6.

 Chris Haley  - Wachovia Securities - Analyst

 Blend of those two, Matt?

 Matthew Cohoat  - Duke Realty Corporation - EVP and CFO

 Yes.

 Chris Haley  - Wachovia Securities - Analyst

 Okay. And the line of credit, your balance at quarter was 120, so your modelling out what you will pay at the end of the third quarter based on what developments and acquisitions you put on that line.

 Matthew Cohoat  - Duke Realty Corporation - EVP and CFO

 Development pipeline we’re finding.

 Chris Haley  - Wachovia Securities - Analyst

 If I look at dilution number of 7.$0.05, that’s for the fourth quarter. Correct?

 Matthew Cohoat  - Duke Realty Corporation - EVP and CFO

 Yes.

 Chris Haley  - Wachovia Securities - Analyst

 Annualized that and I can invert to a spread and looking on the billion dollars, just taking — running — looks like you’re selling this portfolio at about a nominal yield of just a little over 9. Is that right?

 Matthew Cohoat  - Duke Realty Corporation - EVP and CFO

 No, and we’re evaluating that. We’ll — we’ll announce that when we close the transaction.

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 But I will add, Chris, though, that we’ve talked a little bit about where we thought this would end up and obviously we’ve told you now that the proceeds are ending up about where we thought. And we said that this would be a cap rate of between 8 and 8.5%.

 Chris Haley  - Wachovia Securities - Analyst

 What kind of cap rate is that? Cash? Nominal?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 NOI cap rate on stabilized basis.

 Chris Haley  - Wachovia Securities - Analyst

 Stabilized basis.

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Sort of a — I think that one is really sort of a five-year average going forward of what we project as an NOI, an NOI yield, not a cash on cash.

 Chris Haley  - Wachovia Securities - Analyst

 What I’m trying to get at, what is the lost — what is the return on capital that you’re generating on those assets? And the capital — denominator of that equation is what you invested not the billion dollars. That is what I’m interested in.

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, I can tell you — well, Chris, I think as there is still a lot of moving pieces and parts, but when we do the disclosure, assuming everything goes well and we close this, we will give you some information on that so that you know we’ve seen the pieces that you put out on sales and we’ll provide you with data that will clarify that for you.

 Chris Haley  - Wachovia Securities - Analyst

 Okay. Continuing on that, I’m trying to look at the the first half of ‘06 how much — how much of an adjustment should we be making in terms of you being able to refill that activity either through acquisitions or less dispositions? Year to date looks like you’re at a net add position on acquisitions versus dispositions before this sale.

Would you put yourself, given where your balance sheet will be, in a better position to buy than to sell? You would certainly be in a better position but is that a fair buy to put looking on how you recover from this lost income?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 As I said in the prepared remarks when we started out, that you know we’ve done a lot of recycling over the past four or five years and that is definitely going to slow down because we’re very pleased with the portfolio that we’ll have after we complete this sale. So that will definitely slow down some.

Again, we’re — we feel very good about the development opportunities that we’re seeing. We think we’ll see continued improvement in the increases in that pipeline, if you will, as we go through the second half of the year. On the acquisition side it’s still — it’s still relatively tough out there. There’s not the cap rates did not move much.

It’s still very competitive, as you’re aware, so we are not anticipating a significant amount of acquisitions, although we’re sure we’re going to identify some opportunities, but it’s not going to be, I would call it significant, when you compare it either to the proceeds from this disposition or the opportunities we’re going to have on the development side.

 Chris Haley  - Wachovia Securities - Analyst

 Okay. When you look at your balance sheet, where it will be before the sale, and then where it might look like at year-end ‘05, looking at your debt to unappreciated assets now as your supplemental of 44% range, I’m assuming that is going to go up as we get into the third quarter end and then it will come down. How low will that get based on what you see? In in terms of the sales, et cetera.

 Matthew Cohoat  - Duke Realty Corporation - EVP and CFO

 Chris, I’ll have to — I don’t know exactly where that will end up. I think that once we sell this flex portfolio our asset base will maintain fairly steady through the end of the year.

 Chris Haley  - Wachovia Securities - Analyst

 Okay. Okay. On a development side, could you help me with what markets either in the second quarter, specifically, where you’ve added a higher amount of spec projects? What markets?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, we’ve got a little bit of spec going on in really a number of markets throughout the system. I wouldn’t say that there is any one market that has more spec product than another.

We’ve had a couple of things going on in the Dallas industrial side. We’ve got a Dallas office building going on and our new Frisco project, we had a spec office building down in Ft. Lauderdale, South Florida at our Beacon Pointe Weston, a spec office building in Tampa, a small — small single story office building. We’ve — and so it’s a lot of it is in the southeast right now, spec industrial building in Chicago. So it’s really spread out pretty well.

 Chris Haley  - Wachovia Securities - Analyst

 How much — sorry, how much of the development is your conventional type, 1, 2, 3, and office, or type, 1, 2, 3, and versus medical healthcare?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, all of our medical is in our held for sale, if you will. So that there’s really not spec on that. I mean, there is in certain of those, there is some specs based but those are I think on all the things we’re looking at we’re over 75% leased on that medical office going in, pre-leased. So the spec stuff is in our traditional product type although I can tell you we are not building any speculative type 1 spaces, we’ve indicated with the sale of this flex portfolio we’re really downsizing and getting out of that business.

 Chris Haley  - Wachovia Securities - Analyst

 Okay. Last question on your overhead disclosure which is obviously very good. I just noticed your ratio for capitalized leasing costs as a percent of total G & A going up over 20%. Can you describe that to me and what is maybe driving that.

 Matthew Cohoat  - Duke Realty Corporation - EVP and CFO

 Chris, the biggest thing is that our leasing activity again continues to increase at a pace incrementally year-over-year and quarter-over-quarter. We’re on track to the first half of this year annualized would be the largest leasing activity we have had all the way back prior to 2001. So it’s primarily just a function of volume.

 Chris Haley  - Wachovia Securities - Analyst

 Okay. Great. Thank you.

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Thanks, Chris.

Operator

 Once again if you would like to ask a question, press star 1.

And nest we go to the line of Jim Sullivan with Green Street Advisors. Please go ahead.

 Michael Knight  - Green Street Investors - Analyst

 Hi, this is actually Michael Knight (ph) here with Green Street. Just a couple questions. To follow up on Chris’s question, can you just elaborate a little bit on the composition of the held for sale development pipeline between your traditional property types and the medical office?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Yes, if you take a look at that pipeline, we’re at 170 million. Which was a significant increase over the first quarter. Couple things that are in there, first of all, as you recall, early in the second quarter we did make an announcement on a couple significant development deals that we had.

One is the health now project that we’re doing in Buffalo. And that number is about 85 million and makes up a significant portion of that. Then we have two medical office facilities that we announced that told just under 30 million. So when you look at that 115, 110, 115 million of that is in the medical office and also in that one project that we’re doing through our national group.

 Michael Knight  - Green Street Investors - Analyst

 Okay. Just going over to the tenant purchase options on the sale in the quarter, can you just talk about if that’s unusual if there is any more of those in the portfolio that we should be aware of.

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Michael, typically we grant those in certain situations. We have others out there today. We would probably have a dozen or, you know, maybe a few more than that out there that either burn off over time or they don’t have the option for several years. So there is a few, but when you look at our, which right now is 870 building portfolio, there is probably less than 20 of those out there.

 Michael Knight  - Green Street Investors - Analyst

 Okay. Then, this last question, I know you’re going to talk more about this after it closes but do you feel on the portfolio sale that there has been advantage to selling them in a portfolio instead of on one-off deals, sort of portfolio premium do you feel?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, that’s a little bit hard to answer since we didn’t try to sell them individually. And if you really look at our strategy, is we just wanted to really accelerate our recycling. We’ve been doing it long enough and we want to get on to bigger and better things and back into really growing the development business, which we — we’re very good at. So we wanted to do it in one portfolio and it makes it much less hard on the system than if we were trying to do this in multiple portfolios and also we think a much quicker execution.

But I can’t tell you, as I said earlier, we’re very pleased with the pricing that as we work through this, if the pricing holds up where we are, we’re pleased with it. And I don’t — we don’t — we wouldn’t believe we could have done significantly better if we done this piecemeal.

 Michael Knight  - Green Street Investors - Analyst

 Last thing, can you just review for us the use of proceeds on that billion dollars. We missed part of that. Thank you.

 Matthew Cohoat  - Duke Realty Corporation - EVP and CFO

 Sure, about — it’s about 400 million to pay off the bridge loan, about 375 million to pay off the our line of credit and around 75 to 150 million for special dividend and the remaining proceeds depending upon the level of the special dividend will be used to fund our ongoing development pipeline.

 Michael Knight  - Green Street Investors - Analyst

 Thank you.

Operator

 Next we go to the line of Carey Callaghan with Goldman-Sachs. Please go ahead.

 Carey Callaghan  - Goldman Sachs - Analyst

 I saw you sold 38 million during the quarter and real estate trade press has you essentially selling I think it is the Duggan Office LLC portfolio for something like 115 million. You probably can’t comment on that transaction specifically but can you just remind us is there a life, end of life for this joint venture? How does that work?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Sure, Carrie. First of all, let me talk about the disposition that did occur in the second quarter. There was a distribution facility in Indianapolis. It was a 1.3 million square foot distribution facility leased to Thomson Consumer Electronics. And then it was really a relatively short-term lease that expired in 2008. We did work on that building. Thomson downsized. We put another tenant in there on a little bit longer term and in talking with our partner in Duggan we decided that was an optimal time to dispose of that building.

We’re very, very pleased with the execution of that transaction and that occurred in the second quarter. The — as far as the, when you look at Duggan and what the plan is, the plan has us beginning in as early as 2008 coming up with a liquidation plan for that portfolio over a three to five-year period.

We really have not talked with our partner, yet, as to whether that’s going to be our plan. We do have — there is a few isolated assets we have targeted for disposition such as this one I mentioned in Indianapolis. But our partner has done very well in that partnership. We’ve done very well.

Those have been great performing’s assets for us and our partner and so we’ll continue to have discussions with the partner as we move closer to 2008.

 Carey Callaghan  - Goldman Sachs - Analyst

 Okay. Just so we get a sense of the scale, is this potentially a lot of capital coming back to Duke?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 We own 50% of that project, and if you look at —

 Matthew Cohoat  - Duke Realty Corporation - EVP and CFO

 I think part of it, there is leverage within the ventures and on our balance sheet our total investment in joint ventures is about a little over $300 million and in the Duggan joint ventures make up 90% of that or so. So it’s not overall it would fit within, as Denny mentioned earlier, our recycling plans of 100 million or so a year. It would be a piece of that over the three or five-year period.

 Carey Callaghan  - Goldman Sachs - Analyst

 Okay. And then can you comment at all on the Chicago area potential sale?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 I don’t think we’re really prepared to comment on that one today.

 Carey Callaghan  - Goldman Sachs - Analyst

 Okay. Thank you.

Operator

 And next we go to the line of Alan Calderon (ph) representing European Investment Incorporated. Please go ahead.

 Alan Calderon  - European Investment Incorporated - Analyst

 How you doing guys. Quick question on the held for sale you brought on line this quarter. You guys mentioned before a lot of it was in medical office. At 200 bucks a square foot is that kind of an average for construction for the medical office?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Yes, Alan, I said that about 30 — about 30 to 35 million of that is in the medical office. Of that total $170 million pipeline. It varies a little bit on the cost per square foot of those projects, depending on, you know, whether you get some ambulatory care type services in there, but I would say between 180 and $200 a foot is reasonable range for the basis in those properties.

 Alan Calderon  - European Investment Incorporated - Analyst

 Okay. Looks like on average the held for sale is in that, about 143 bucks a square foot right now. Okay. And your 10.2% stabilize return on the properties held for rental, what sort of initial yield other than the stabilized what is initial yield on that?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Let me tell you how we calculate that, because we don’t really start counting the yield until — until it is stabilizes. And that means when we’re factoring into our cost of that project, we take all the interest carried up until the time that project stabilizes which is usually at 80 to 85% and covers the interest maybe with interest rates a little bit lower to date, 75 to 80%, so if you say 10.2% and take about 75% of that or 80% of that, that would be on the day one where we are.

 Alan Calderon  - European Investment Incorporated - Analyst

 Okay. And then finally guidance for the year, comment on the call, roughly you know flat earlier guidance? Is that.

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Sorry, I didn’t understand the question.

 Alan Calderon  - European Investment Incorporated - Analyst

 Previous — growth was roughly flat given or take, 100 dips either way, are you maintaining that kind of guidance for the year?

 Matthew Cohoat  - Duke Realty Corporation - EVP and CFO

 We would expect to be at the low end of that guidance. Maybe even slightly below the low end of that guidance. Primarily because leasing activity has improved. We’re having less tenants that are downsizing or wanting to negotiate out it for bankruptcies, so our termination fees are — are a little bit less than we had anticipated in compared to last year. It will have a negative effect on that range. But we’ll be near the low end of that range.

 Alan Calderon  - European Investment Incorporated - Analyst

 Okay. And then my final question on that, the held for sale, 170 million, what’s your ownership percentage of that?

 Dennis Oklak  - Duke Realty Corporation - Chairman and CEO

 Well, as I said, about 30 to 35 million of that is in the medical joint venture which we own 50% and the rest of it is wholly owned.

 Alan Calderon  - European Investment Incorporated - Analyst

 Okay. Sounds good.

 Matthew Cohoat  - Duke Realty Corporation - EVP and CFO

 Thank you.

Operator

 And thank you very much Mr. Calderon, and with that, Mr. Oklak and our host panel, I’ll turn the call back to you.

 Tom Peck  - Duke Realty Corporation - SVP of IR

 Thanks everyone for joining our call today. You can tentatively schedule our next call for October 27th at 3:00 New York time. And we appreciate you being with us. Have a good afternoon.

Operator

 And ladies and gentlemen, your host is making today’s conference available for digitized replay for one week starting at 7:45 p.m. eastern daylight time July 28th all the way through 11:59 p.m. August 4th. To access AT&T’s Executive replay service, dial 320-365-3844 and at the voice prompt enter today’s conference ID of 789005. And that does conclude our earnings call for this second quarter. Thank you very much for your participation. As well as for using AT&T’s Executive Teleconference Service. You may now disconnect.

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